Exhibit 10.47

SEPARATION AGREEMENT AND GENERAL RELEASE

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

This Separation Agreement and General Release (including the exhibits, this “Agreement”) is entered into by and between Brian Field (“you”), and Emerald X, LLC, a Delaware limited liability company (the “Company”). You and the Company (each a “Party” and collectively the “Parties”) acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.

RECITALS

WHEREAS, you entered into an employment agreement with the Company, dated as of May 22, 2019 (as amended, the “Employment Agreement”);

WHEREAS, you were previously granted nonqualified stock options (the “Options”) to acquire shares of common stock of Emerald Holding, Inc. (“Parent”) pursuant to the Emerald Holding, Inc. 2017 Omnibus Equity Plan (the “Plan”) and the applicable Stock Option Agreements (collectively, the “Option Agreements”);

WHEREAS, you were previously granted restricted stock units (the “RSUs”) with respect to shares of common stock of Parent pursuant to the Plan and the applicable Restricted Stock Unit Award Agreements (collectively, the “RSU Agreements”);

WHEREAS, you were previously granted a share award subject to performance-based market conditions (the “PSA”) pursuant to the Plan and the applicable Performance Based Share Award Agreement (the “PSA Agreement”);

WHEREAS, you will be separated from your employment with the Company effective April 13, 2024, unless earlier terminated pursuant to this Agreement (your final date of employment with the Company, howsoever occurring, the “Separation Date”); and

WHEREAS, as a condition precedent and a material inducement for the Company to make available to you the benefits set forth in this Agreement, you have agreed to execute this Agreement, including the Release attached as Exhibit A (the “Release”), and be bound by the provisions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Separation from Service; Transition.
(a)
The Parties agree that your employment with the Company will be terminated effective as of the Separation Date and you will cease to be an employee as of such date. Whether or not you sign this Agreement, you are entitled (i) payment of any base salary earned but unpaid through the Separation Date, (ii) an annual bonus equal to $25,166 in respect of calendar year 2023, payable in the ordinary course pursuant to Section 2.2 of the Employment Agreement, (iii) vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements and (iv) any unreimbursed expenses in accordance with Sections 2.6 of the Employment Agreement (the “Accrued Amounts”).

(b)
During the period commencing on February 13, 2024, and ending on the Separation Date (the “Transition Period”), you agree that you will remain an employee in good standing and will assist in the transition process by completing the work/knowledge transfer, and otherwise perform your assigned duties in a competent and professional manner. You agree that failure to adhere to the terms of this Agreement (including the foregoing sentence), gross negligence in the performance of your duties, or any other action by you that materially adversely impacts the business or reputation of the Company will constitute “Cause” for termination of your employment by the Company. If your employment is terminated for Cause or you voluntarily resign your employment during the Transition Period, your base pay and benefits will terminate as of the last actual day worked and you will forfeit any and all Severance (defined below) under this Agreement and any vesting of your Options, RSUs or PSA will cease as of the same date. If your employment is terminated by the Company for any reason other than Cause prior to the completion of the Transition Period, you will remain eligible to receive your base salary and benefits through the Transition Period, and the Severance, subject to and in accordance with the terms of this Agreement.
(c)
As of the Separation Date, you will resign from all positions you hold as an officer, director or member of the boards of directors (and any committee thereof) of the Company and its affiliates. You will execute such writings as are required to effectuate the foregoing.
(d)
Your health coverage under the Company’s group health plan will terminate on the last day of the month in which the Separation Date occurs. Thereafter, you will be provided an opportunity to continue health coverage for yourself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
(e)
Except as otherwise specifically set forth in this Agreement, after the Separation Date you will no longer be entitled to any further compensation or any monies, bonuses, incentive compensation from the Company or any of its subsidiaries or affiliates (the “Company Group”) or to receive any of the benefits made available to you during your employment at the Company. You acknowledge that, except as explicitly set forth herein, you have received all wages, benefits and payments for all of your hours worked and that the Severance set forth in Section 2 herein constitutes the total consideration to be paid to you by the Company and is in lieu of, and not in addition to, any and all payments and/or consideration of any kind which at any time has been the subject of a prior discussion, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits from the Company after the Separation Date.
2.
Severance and Benefits. In consideration of, and subject to your compliance with the obligations herein, including the execution of this Agreement, your smooth transition of your duties in accordance with Section 1(b) above, the occurrence of the First Release Effective Date (as defined in Section 8 below) and the Reaffirmation Effective Date (as defined on Exhibit C attached hereto), you will be entitled to the payments and benefits described in this Section 2 (collectively, the “Severance”):
(a)
The Company will pay you a total of $480,000 less applicable taxes and withholdings, payable in equal installments on the Company’s regular payroll dates over the 12- month period following the Separation Date (the “Severance Period”) commencing on the Company’s first payroll date following the Reaffirmation Effective Date, with any payments otherwise due prior to such payroll date paid on such date (the “Severance Pay”). In the event you owe the Company any monies as of the Separation Date, you authorize the Company to offset any such amount from the Severance Pay.
(b)
The Company will pay you a lump sum payment equal to $308,750 paid on the first payroll date following the Reaffirmation Effective Date.

(c)
Payment of a pro rata bonus for 2024, equal to the annual bonus you would have been entitled to receive had your employment not been terminated, based on the actual performance of the Company for the full year, multiplied by a fraction, the numerator of which is 104 and the denominator of which is 365, payable at the time when annual bonuses are paid generally; and
(d)
In the event you timely elect to continue group health insurance coverage pursuant to COBRA, the Company will pay to the health insurance company directly on your behalf your COBRA continuation costs for the twelve (12) month period commencing on the first day of the first month following the Separation Date, after which time you will be fully responsible for the entire cost of COBRA coverage. In the event you become eligible for health insurance under another employer’s health plan, the foregoing payment obligation of the Company will cease and you must notify the Company within five (5) days of becoming eligible for such health plan by contacting Ren Akinci, EVP, People & Culture Officer, Ren.Akinci@emeraldx.com.
3.
Stock Options; RSUs and the PSA. Notwithstanding anything to the contrary in the Option Agreements, you will have one year from the Separation Date to exercise any Vested Portion of your Options in accordance with such Option Agreements. In consideration of this Agreement, you will vest in an additional 135,436 shares of common stock of Parent subject to the Tranche A Option and an additional 113,773 shares of common stock of Parent subject to each of the Tranche B Option and the Tranche C Option on the Separation Date. Any Options that have not vested as of the Separation Date will be terminated and are of no further force or effect and any vested Options that are not exercised prior to April 13, 2025 will be terminated. Except as otherwise provided herein, the terms and conditions of the applicable Option Agreements remain in full force and effect and any capitalized terms in this paragraph not defined herein, have the meaning ascribed to such terms in the Option Agreements. In consideration of this Agreement, 11,382 RSUs will vest on the Separation Date. The PSA will remain outstanding and eligible to vest only if, during the three-month period following the Separation Date, a definitive agreement is executed resulting in a Change in Control and in the event such an agreement is not executed, the PSA will automatically forfeit for no consideration.
4.
General Release. The Company’s obligations to pay the Severance are conditioned upon (i) your continued compliance with this Agreement, (ii) the occurrence of the First Release Effective Date and (iii) your executing and delivering to the Company in accordance with Section 8 below, the Reaffirmation of Agreement. Payment of the Severance Pay will be made in equal installments on the Company’s payroll dates occurring in the 12-month period following the Reaffirmation Effective Date, commencing on the first payroll date of the Company following the Reaffirmation Effective Date; provided, that, the first payment will include any installments that would have been paid prior thereto but for this sentence.
5.
Return of Company Property. Upon the Separation Date, or at any other time requested by the Company, you agree to return to the Company all property of the Company Group, including without limitation, any keys, access cards, credit cards, books, manuals, memoranda, writings, files, reports, mailing lists, customer lists, correspondence, computer software, disks and the like, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to you during your employment with the Company as well as all paper and electronic copies of materials and documents in your possession or under your direct or indirect control relating to the Company, its business, executives, and customers, and, you represent that you will not retain copies, in whatever form, of any such materials or documents; provided, that to the extent you later become aware of Company property in your possession, you will promptly upon discovery return to the Company all such Company property. In addition, on or before the Separation Date, you will return any Company-issued laptop, computer monitors, docking station and any other home office equipment or items supplied by the Company.

6.
Cooperation. Following the Separation Date, upon reasonable request from the Company and at the Company’s expense, you will respond and provide information with respect to matters in which you have knowledge as a result of his services to the Company and its subsidiaries and affiliates, and will provide reasonable assistance to the Company in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of your employment with the Company.
7.
Post-Employment Obligations.
(a)
By signing this Agreement, you acknowledge and reaffirm your understanding of, and agreement to comply with, all of your post-employment obligations, including those set forth in the Employment Agreement, the Option Agreements and the RSU Agreements, in accordance with their terms.
(b)
Nothing in this Agreement or the Release or any other agreement between you and the Company or any of its affiliates will preclude your right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Further, nothing in this Agreement or the Release or any other agreement between you and the Company or any of its affiliates preclude your right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program. You will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. You will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, provided, that that you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
8.
Acknowledgement.
(a)
You acknowledge that you have read this Agreement, including the exhibits, in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have had the opportunity to consider for forty-five (45) days the terms and provisions of this Agreement and the Release and that you have been advised by the Company of your right to consult with an attorney prior to executing this Agreement and the Release. You may execute the Release prior to the conclusion of the forty-five (45) day period, and if you elect to do so, you acknowledge that your decision to do so is knowing, voluntary, and you were not otherwise induced by the Company to do so through fraud, misrepresentation, a threat to withdraw or alter a prior offer, or by providing different terms. You have the right to revoke the Release for seven (7) days after you sign it (the “Revocation Period”). Your notice of revocation must be in writing via email, return receipt requested, delivered to the attention of Ren Akinci, EVP, People & Culture Officer, Ren.Akinci@emeraldx.com, on or before the end of the seven-day period. This Agreement will not become effective until the eighth (8th) day following the Company’s receipt of your executed Release (the “First Release Effective Date”). If you revoke the Release during the Revocation Period or do not timely sign it as set forth above, it will become null and void.

(b)
In order to obtain the payments and benefits provided in Section 2 herein, you must sign and return to the Company the Reaffirmation of Agreement attached hereto as Exhibit C by the later of five (5) business days following the Separation Date and forty-five (45) days after receiving this Agreement and the attached exhibits, but not before the Separation Date. As of such date, you will have had more than 45 days to again consider the terms of this Agreement (including the attached Reaffirmation of Agreement) and following your execution and delivery of the Reaffirmation of Agreement you will be provided with an additional seven (7) day revocation period. You further agree that if you decide to rescind this Agreement, either initially or after signing the Reaffirmation of Agreement, the Company will be relieved of all of its obligations hereunder (other than any Accrued Amounts and the provision of health coverage if you exercise your “COBRA” rights), including without limitation, the Company’s obligation to make any payments specified in Section 2 above. Your failure to sign or revocation of the Reaffirmation of Agreement will not affect the validity of the release given by you as the result of your initial execution of this Agreement.
9.
Severability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
10.
No Admission. Nothing herein will be deemed to constitute an admission of wrongdoing by the Company or any other member of the Company Released Parties (as defined on Exhibit A). Neither this Agreement nor any of its terms will be used as an admission or introduced as evidence against the Company or any member of the Company Released Parties as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
11.
Section 409A. The Parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), or an exemption from Section 409A, and that all provisions of this Agreement will be interpreted accordingly. Any installment payments under this Agreement will be treated as separate payments for purposes of Section 409A.
12.
Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Photographic and fax copies of such signed counterparts may be used in lieu of the originals of this Agreement for any purpose. The Parties understand and agree that to the extent they use e-signature below, their respective electronic signatures of this Agreement will have the same legal effect for all intents and purposes as traditional handwritten signatures.
13.
Governing Law. The terms of this Agreement and all rights and obligations of the Parties thereto, including its enforcement, will be interpreted and governed by the laws of New York, without giving effect to its conflict of law principles.
14.
Entire Agreement. Except as set forth herein, the terms contained in this Agreement, the Option Agreements and the RSU Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral with the exception of any agreements concerning confidentiality, trade secrets, all of which agreements will remain in full force and effect, and are hereby confirmed and ratified. You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement will be valid or binding upon the Parties unless in writing and signed by both Parties.

15.
No Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

EMERALD X, LLC

By:	/s/Ren Akinci

Date:	03/03/2024

Agreed to and Accepted By:

By:	/s/Brian Field

Date:	03/03/2024

Exhibit A

You should consult with an attorney before signing this release of claims.

Release

1.
In consideration of the payments and benefits to be made under the Separation Agreement and General Release to which this Exhibit A is attached (the “Separation Agreement”), the sufficiency of which Brian Field (the “Executive”) acknowledges, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, insurers, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), the New York Labor Code (specifically including the New York Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, the New York Nondiscrimination for Legal Actions Law and Article 6 of the New York Labor Law (which regulates the payment of wages and prohibits employers from discriminating in wages based on sex)), Section 125 of the New York Workers’ Compensation Law, Article 4 of the New York Civil Rights Law, and any similar or analogous state statute, excepting only:
A.
rights of the Executive arising under, or preserved by, this Release or the Separation Agreement;
B.
the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;
C.
claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;
D.
rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and
E.
rights granted to the Executive as an equityholder of Parent.

2.
The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
3.
This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.
4.
The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Release is, among other things, a specific waiver of the Executive’s rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein will be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.
5.
You specifically understand that this Agreement, and the release contained herein, waives all claims and rights you might have under the ADEA. You acknowledge receipt of the ADEA Disclosure in Exhibit B, attached hereto and incorporated herein by reference.
6.
THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS BEEN ADVISED TO SEEK, AND HAS HAD THE OPPORTUNITY TO SEEK, THE ADVICE AND ASSISTANCE OF AN ATTORNEY WITH REGARD TO THIS RELEASE, AND HAS BEEN GIVEN A SUFFICIENT PERIOD WITHIN WHICH TO CONSIDER THIS RELEASE.
7.
The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.
8.
The Executive acknowledges that the severance payments and benefits the Executive is receiving in connection with this Release and the Executive’s obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.
9.
Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions will nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.
10.
This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and supersedes all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein. For the avoidance of doubt, however, nothing in this Release constitutes a waiver of any Company Released Party’s right to enforce any obligations of the Executive under the Employment Agreement or the Separation Agreement that survive the Executive’s termination, including without limitation, any non-competition covenant, non-solicitation covenant or any other restrictive covenants contained therein.
11.
The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof will in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.
12.
This Release may be executed in counterparts, both of which will be deemed to be an original, but all of which together constitute one and the same instrument. Signatures delivered by facsimile, email or pdf will be deemed effective for all purposes.

13.
This Release will be binding upon any and all successors and assigns of the Executive.
14.
Except for issues or matters as to which federal law is applicable, this Release will be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.
15.
The Executive further affirms that he has timely been paid or has received all compensation, wages, bonuses, commissions and benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions or benefits are due to him except as follows:
16.
Capitalized terms used but not defined herein have the meanings set forth in the Separation Agreement to which this Release is attached.

IN WITNESS WHEREOF, this Release has been signed by the Executive as of the date set forth below.

/s/Brian Field

Brian Field

Date:

Exhibit B

ADEA Disclosure

Pursuant to Section 7(f)(1)(H) of the Age Discrimination in Employment Act, as amended, the following information is provided by Emerald X, LLC (the “Company”) in connection with an employment termination program which resulted in the loss of employment for certain employees of the Company.

The class, unit or group of individuals covered by the employment termination program was the executive leadership team for the Company. Three of the 13 members of the executive leadership team were terminated and have been offered severance compensation in consideration for the execution, delivery, and non-revocation of a Separation Agreement and General Release. There were no time limits for the program.

The following is a listing of the Company job titles and ages of the employees within the group of individuals covered by the employment termination program, broken down by whose employment was and was not terminated:

Job Title	Age as of 2/13/24	Selected for Separation of Employment [Y/N]	Offered Severance [Y/N]
Executive Vice President, Customer Experience	59	Y	Y
Chief Operations Officer	56	Y	Y
General Counsel	51	Y	Y
Executive Vice President, Construction, Medical & Military	48	N	N/A
Executive Vice President, Design, Jewelry & Antique	44	N	N/A
Executive Vice President	54	N	N/A
Executive Vice President, Elastic Suite	48	N	N/A
Executive Vice President, People & Culture	40	N	N/A
Executive Vice President, Content & Commerce	46	N	N/A
Chief Information Officer	53	N	N/A
Chief Financial Officer	52	N	N/A
Chief Executive Officer & President	54	N	N/A
President, Connections Group	48	N	N/A

Exhibit C

Reaffirmation of Agreement

Reference is hereby made to the Separation Agreement and General Release (“Agreement”), between the undersigned and Emerald X, LLC, a Delaware limited liability company (the “Company”), which Agreement contemplates the execution by the undersigned of this Reaffirmation (this “Reaffirmation”). It is acknowledged and agreed that this Reaffirmation will be part of and subject to the terms of the Agreement, and capitalized terms in this Reaffirmation will be as defined in the Agreement unless otherwise defined herein.

The undersigned hereby states, affirms, and agrees as follows:

A.
The Release is hereby reaffirmed in full as if fully set forth herein.
B.
The execution of this Reaffirmation is without any admission of liability by the Company.
C.
Employee acknowledges receipt of the ADEA Disclosure in Exhibit B attached to the Agreement and incorporated herein by reference.
D.
The undersigned acknowledges that he has seven (7) days to revoke this Reaffirmation, and that he has had at least 45 days to review and consider this Reaffirmation and its terms, including all rights and obligations created by the Agreement. If no such revocation occurs, this Reaffirmation will become irrevocable in its entirety, and binding and enforceable against the undersigned, on the day next following the day on which the foregoing seven-day period has elapsed (the “Reaffirmation Effective Date”).
E.
The undersigned has considered and understands the terms of this Reaffirmation, the consideration he will receive if he enters into this Reaffirmation and does not revoke it, and what rights and benefits he is giving up, up to and including the date he signs, including his rights under the ADEA. The undersigned has hereby been advised to consult an attorney about the contents and meaning of this Reaffirmation, and has had the opportunity to do so to his satisfaction. The undersigned acknowledges and agrees that he knowingly and voluntarily has entered into this Reaffirmation agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Reaffirmation.

ACCEPTED AND AGREED:

Date:

Signature:	/s/ Brian Field	Signature:	/s/ Ren Akinci

Email:	brian.field@emeraldx.com	Email:	Ren.Akinci@emeraldx.com